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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


This Stock Purchase Agreement ("Agreement") is made as of November 1, 2002, by and between NEXTGEN COMMUNICATIONS CORPORATION, A DELAWARE CORPORATION (referred to herein as "Nextgen" and also as "Buyer") and JANE C. BARBER, an individual (referred to herein as "Sellers").

                                    RECITALS

A. Subject to the terms and conditions of this Agreement, Sellers desire to sell and Buyer desires to purchase all of the outstanding capital stock ("the Shares") of P. W. Stephens, Inc., a California corporation (the "Company").

B. Buyer's common stock is publicly traded over the counter on the NASD Bulletin Board.

                                    AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Acquired Companies"--the Company, and its Subsidiaries, collectively.

"Actual Knowledge" or "Actually Known" means that whenever a statement regarding the existence or absence of facts on the part of a Person in this Agreement is qualified by a phrase such as "to such Person's actual knowledge" or "actually known by such Person," the parties intend that the information to be attributed to such Person is information that is actually known to the officers and/or directors of the Person on the date of this Agreement and as of the execution thereof.

"Applicable Contract"--any material Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

"Balance Sheet"--as defined in Section 3.4.


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"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer"--as defined in the first paragraph of this Agreement.

"Buyer Release" -- as defined in Section 2.4(b)(iv).

"Closing"--as defined in Section 2.3.

"Closing Date"--the date and time as of which the Closing actually takes place.

"Consultant Contract" - as defined in Section 2.4 (a)(ii) of this Agreement.

"Company"--as defined in the Recitals of this Agreement.

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"--as defined in Section 10.2.

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.


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"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Indemnified Persons" --as defined in Section 10.2.

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Johnson" - means and refers to Scott Johnson, an individual.

"Johnson Employment Agreement" -- as defined in Section 2.4(a)(iii).

"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty in effect as of the date of this Agreement.

"Nextgen" - as defined in the first paragraph of this Agreement.

"Nextgen Promissory Notes" - as defined in Section 2.2(f).

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"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Sellers"--as defined in the first paragraph of this Agreement.

"Sellers Release" -- as defined in Section 2.4(a)(iv).


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"Shares"--as defined in the Recitals of this Agreement.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax"-any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing.


2.  SALE AND TRANSFER OF SHARES; CLOSING

2.1 SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer the Shares to Buyer, and Buyer shall purchase the Shares from Sellers.

2.2 CONSIDERATION

The consideration (the "Consideration") for the purchase of the Shares shall be payable as follows:


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(a) The cash portion of the Consideration shall be the amount of One Million
Dollars ($1,000,000.00) (the "Cash Consideration") which shall be paid according to wire transfer instructions given by Sellers to Buyer prior to the Closing;

(b) Buyer shall deliver to Sellers a promissory note in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) in the form of EXHIBIT 2.2(b)-1 (the "First Note") executed by Buyer;

(c) Buyer shall deliver to Sellers a promissory note in the principal amount of One Million Dollars ($1,000,000.00) in the form of EXHIBIT 2.2(c)-1 (the "Second Note") executed by Buyer and the payment of which is tied to the payment of thE receivables listed in EXHIBIT 2.2(c)-2 (the "Second Note Receivables");

(d) Buyer shall deliver to Sellers a promissory note in the principal amount of One Million Four Hundred Forty Four Thousand One Hundred Dollars ($1,444,100.00) in the form of EXHIBIT 2.2(d) (the "Third Note") executed by Buyer;

(e) Buyer shall deliver to Sellers a secured promissory note in the principal amount of Five Million Two Hundred Thousand Dollars ($5,200,000.00) in the form of EXHIBIT 2.2(e)-1 (the "Secured Note") executed by Buyer and secured by a Pledge and Escrow Agreement in the form of EXHIBIT 2.2(e)-2 (the "Security Agreement") providing for a security interest in certain shares of stock of Buyer (the "Nextgen Shares") executed by certain shareholders of Buyer (the "Nextgen Shareholders");

(f) Buyer shall deliver and assign to Sellers certain promissory notes due to Buyer, copies of which are attached here to as EXHIBIT 2.2(f)-1 (the "Nextgen Promissory Notes"), which shall be assigned by Buyer according to the Assignment in the form of EXHIBIT 2.2(f)-2 (the "Nextgen Assignment"), provided, that Sellers' acceptance of the Nextgen Assignment is conditioned upon the receipt by Sellers of an opinion from Sellers' tax counsel that the receipt of such assignment shall not create a tax liability to Sellers until cash, if any, is received from the collection of proceeds of the Nextgen Promissory Notes; and,

(g) Buyer shall deliver to Sellers a warrant agreement for the purchase of two hundred ninety-three thousand four hundred twelve (293,412) shares of common stock of Buyer, the terms and restrictions of which are contained in the Warrant Agreement attached hereto as EXHIBIT 2.2(g).

2.3 CLOSING

On September 30, 2002, and upon satisfaction of the conditions set forth in
Article 7, there shall be a Closing conference (the "Closing"). At the Closing, the parties shall execute and deliver this Agreement and the Company and any other documents to be delivered as conditions to the Closing. There shall be a final closing conference at which


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time the Consideration shall be delivered to the Sellers ("Effective Date") (the
Closing Date and the Effective Date shall sometimes be referred to collectively as the "Closing Dates") upon such date as the parties agree, which in no event shall be later than November 15, 2002.

2.4 CLOSING OBLIGATIONS

On the Closing Dates:

(a) Sellers will deliver to Buyer:

(i) certificates representing the Shares, duly endorsed or accompanied by duly executed stock powers, for transfer to Buyer:

(ii) the Consultant Contract executed by Sellers in the form of EXHIBIT 2.4
(a)(ii) attached hereto (the "Consultant Contract");

(iii) the Employment Agreement executed by Johnson in the form of EXHIBIT 2.4
(a)(III) attached hereto (the "Johnson Employment Agreement");

(iv) the Sellers Release executed by Sellers in the form of EXHIBIT 2.4(a)(IV) attached hereto;

(v) the minute book of the Company, containing the stock transfer records; and,

(vi) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Dates as if made on the Closing Dates.

(b) Buyer will deliver to Sellers:

(i) the Cash Consideration according to Sellers' wire transfer instructions, the First Note executed by Buyer, the Second Note executed by Buyer, the Third Note executed by Buyer, the Secured Note executed by Buyer, the Security Agreement executed by the Nextgen Shareholders, the Nextgen Promissory Notes, Nextgen Assignment executed by Buyer and the Warrant Agreement executed by Buyer;

(ii) the Consultant Contract executed by the Company and/or Buyer;

(iii) the Johnson Employment Agreement executed by the Company and/or Buyer;

(iv) the Buyer Release executed by Buyer in the form of EXHIBIT 2.4(b)(IV) attached hereto;


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(v) an opinion of counsel dated the Closing Date in the form of EXHIBIT
2.4(b)(v) attached hereto opining as to the matters described in Sections 4.1, 4.2, 4.4, 4.6 and 4.7; and,

(vi) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Dates as if made on the Closing Dates.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers represent and warrant to Buyer as follows:

3.1 ORGANIZATION AND GOOD STANDING

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. A Certificate of Good Standing issued by the California Secretary of State is attached as EXHIBIT 3.1. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business or properties of the Company.

(b) Sellers have delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.


3.2 AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of this Agreement and all documents to be executed herewith (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated thereby will, directly or indirectly (with or without notice or lapse of time):


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(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

(ii) to the actual knowledge of Sellers, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or either Seller, or any of the assets owned or used by any Acquired Company, may be subject;

(iii) to the actual knowledge of Sellers, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; provided, however, that no warranty or representation is given regarding the rights of Union Bank of California to accelerate the payment of the obligations of the Company upon the Closing of this Agreement; or

(iv) to the actual knowledge of Sellers, result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

No Seller or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery and performance of this Agreement.


3.3 CAPITALIZATION

The authorized equity securities of the Company consist of 100,000 shares of common stock, no par value, of which 100 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than


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Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

3.4 FINANCIAL STATEMENTS

Sellers have delivered to Buyer audited balance sheets (the "Balance Sheets"), of the Company as of December 31, 2001 and 2000 and the related statements of income and retained earnings, and cash flow for the fiscal year then ended, together with the report thereon of Corbin & Wertz, independent certified public accountants, a copy of which is attached hereto as SCHEDULE 3.4. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the date of and for the period referred to in such financial statements, all in accordance with GAAP.

3.5 TITLE TO PROPERTIES; ENCUMBRANCES

To the actual knowledge of Sellers, the Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet (except for assets held under leases disclosed on SCHEDULE 3.5-1 attached hereto and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business). All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances except, (a) mortgages or security interests shown on the Balance Sheet or on SCHEDULE 3.5-2 attached hereto (b) mortgages or security interests incurred after the date of the Balance Sheet in the Ordinary Course of Business and (c) liens for current taxes not yet due.
SCHEDULE 3.5-3 is a list of all equipment, vehicles and furniture owned by the Company as of September 30, 2002.

3.6 ACCOUNTS RECEIVABLE

All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Sellers warrant that such amounts are collectable within 180 days except as to the amount of the allowance for doubtful accounts.


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3.7 NO UNDISCLOSED LIABILITIES

Except as disclosed on SCHEDULE 3.7 attached hereto, to the actual knowledge of Sellers, the Acquired Companies have no liabilities or obligations of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP except for liabilities or obligations reflected or reserved against in the Balance Sheet, and current liabilities incurred in the Ordinary Course of Business since the date thereof.

3.8 TAXES

To the actual knowledge of Sellers, the Acquired Companies have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. To the actual knowledge of Sellers, the Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company. To the actual knowledge of Sellers, all Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete.

3.9 COMPLIANCE WITH LEGAL REQUIREMENTS

To the actual knowledge of Sellers, each Acquired Company is in full compliance with each material Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

3.10 LEGAL PROCEEDINGS; ORDERS

(a) Except as set forth in SCHEDULE 3.10 attached hereto, there is no pending
Proceeding: (i) that has been commenced by or against any Acquired Company; or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and to the actual knowledge of Sellers, no such Proceeding has been Threatened.

(b) There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject.

3.11 ABSENCE OF CERTAIN CHANGES AND EVENTS

Since the date of the Balance Sheet, to the actual knowledge of Sellers, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any change or development or combination of changes or developments, which has had or is likely to have a materially adverse effect upon the business, properties, financial condition or results of operations of any of the Acquired


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Companies, taken as a whole, or the ability of the Sellers to consummate the transactions contemplated hereby.

3.12 CONTRACTS

SCHEDULE 3.12 attached hereto contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of each material lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year).

3.13 DISCLOSURE

No representation or warranty of Sellers in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

3.14 BROKERS OR FINDERS

Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer, represents and warrants to Sellers as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to be so qualified would have a material adverse effect on its business or properties. Buyer has delivered to Sellers copies of its Organizational Documents currently in effect.


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4.2 AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms. Upon the execution and delivery by Buyer of this Agreement and all documents to be delivered herewith (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against it in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated herein will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated herein pursuant to:

(i) any provision of Buyer's Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which they may be bound.

The consummation of the transactions contemplated by this Agreement and the execution and delivery of this Agreement and Buyer's Closing Documents have been duly and validly authorized by all necessary corporate action on the part of Buyer. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the contemplated transactions.

4.3 INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4 CAPITALIZATION

(a) The authorized equity securities of Buyer consists of 50,000,000 shares of common stock, $.001 par value, of which 9,423,397 shares are issued and outstanding; the Nextgen Shareholders will be on the Closing Dates the record and beneficial owners and holders of the Nextgen Shares, free and clear of all Encumbrances, except for the Security Agreement; no legend or other reference to any purported Encumbrance shall appear upon any certificate representing the Nextgen Shares; the Nextgen Shares shall be


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lawfully subject to transfer to Sellers according to the terms of the Security
Agreement; all of the outstanding equity securities of Buyer have been duly authorized and validly issued and are fully paid and nonassessable; there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Buyer, except as disclosed on SCHEDULE 4.4(a) attached hereto; none of the outstanding equity securities or other securities of Buyer was issued in violation of the Securities Act or any other Legal Requirement;

(b) The grant of the security interest in and potential transfer of the Nextgen Shares to Sellers, to the extent required, are subject to an exemption from or will have been qualified with the California Commissioner of Corporations in accordance with the California Corporate Securities Law and the Commissioner's Rules and Regulations. In the event of transfer of the Nextgen Shares to Sellers pursuant to the terms of the Security Agreement, the Sellers will be the record and beneficial owners and holders of the Nextgen Shares free and clear of all Encumbrances and the Nextgen Shares shall be freely tradable by Sellers under the Securities Act and the blue sky laws of California and New York.

4.5 COMPLIANCE WITH LEGAL REQUIREMENTS

To the actual knowledge of Buyer, Buyer is in full compliance with each material Legal Requirement that is applicable to it or to the conduct or operation of its businesses or the ownership or use of any of its assets.

4.6 LEGAL PROCEEDINGS; ORDERS

(a) Except as set forth in SCHEDULE 4.6 attached hereto, there is no pending
Proceeding: (i) that has been commenced by or against Buyer; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the actual knowledge of Buyer, no such Proceeding has been Threatened.

(b) There is no Order to which the Buyer or any of its assets is subject.

4.7 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein. To Buyer's actual knowledge, no such Proceeding has been Threatened.

4.8  FINANCIAL STATEMENTS

Buyer has delivered to Sellers audited balance sheets (the "Buyer's Balance Sheets") as of December 31, 2001 and the related statements of income and retained earnings, and cash flow for the fiscal year then ended, together with the report thereon of Merdinger, Fruchter Rosen and Corso, independent certified public accountants. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Buyer as at the date of and for the period referred to in such financial statements, all in accordance with GAAP. To the actual knowledge of Buyer, Buyer has no liabilities or obligations of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP except for liabilities or obligations reflected or reserved against in Buyer's Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

4.9 ABSENCE OF CERTAIN CHANGES AND EVENTS

Since the date of the Buyer's Balance Sheet, to the actual knowledge of Buyer, Buyer has conducted its businesses only in the Ordinary Course of Business and there has not been any change or development or combination of changes or developments, which has had or is likely to have a materially adverse effect upon the business, properties, financial condition or results of operations of Buyer, or the ability of Buyer to consummate the transactions contemplated hereby.

4.10 BROKERS OR FINDERS

Other than the Broker fees included in EXHIBIT 4.10, each of Buyer and its officers and agents have incurred no other obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5. COVENANTS OF SELLERS PRIOR TO CLOSING DATE

5.1 ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to conduct the business of such Acquired Company only in the Ordinary Course of Business; use their Best Efforts to preserve intact the current business organization of such Acquired Company; use their Best Efforts to keep available the services of the current key officers, employees, and agents of such Acquired Company; and use their Best Efforts to maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company.

5.3 REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the contemplated transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the contemplated transactions, and (b) cooperate with Buyer in obtaining all necessary consents (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

5.4 NOTIFICATION

Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer in writing if Sellers or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if Sellers or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in this Agreement, if this Agreement were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to this Agreement specifying such change. During the same period, Sellers will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.5 NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

5.6 BEST EFFORTS

Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 to be satisfied.

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1 APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and
(ii) cooperate with Sellers in obtaining all necessary consents; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2 NOTIFICATION

Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in this Agreement, if this Agreement were dated the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to Sellers a supplement to this

Agreement specifying such change. During the same period, Buyer will promptly notify Sellers of the occurrence of any Breach of any covenant of Buyer in this
Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

6.3 CANCELLATION OF GUARANTY

Sellers shall cause the personal guarantees given by Sellers and Robert R. Barber of obligations of the Company to Union Bank of California to continue until February 28, 2003, at which time Buyer shall cause such personal guarantees to be cancelled, extinguished and of no further force or effect; provided, however, that if such personal guarantees are not so extinguished, Buyer agrees to pay to Sellers consideration at the rate of .50% per month accruing as of September 30, 2002, on the average daily unpaid balance of such guaranteed obligations as it may change from time to time with payments commencing on February 28, 2003, and continuing monthly thereafter.

6.4 BEST EFFORTS

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 to be satisfied.

7. CONDITIONS PRECEDENT

7.1 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to consummate the merger and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing Dates, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Dates as if made on the Closing Dates.

(b) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(c) Seller must have delivered each of the documents and certificates required to be delivered by Seller pursuant to Section 2.4.

(d) Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with this Agreement.

(e) There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Consideration.

7.2. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing Dates, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

(a) All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Dates as if made on the Closing Dates.

(b) All of the covenants and obligations that Buyer are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(c) Buyer must have delivered each of the documents and certificates required to be delivered by Buyer pursuant to Section 2.4.

(d) There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the merger, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

(e) Since the date of this Agreement, there must not have been commenced or Threatened against Sellers, or against any Person affiliated with Sellers, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with this Agreement.

(f) There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Consideration.

(g) Sellers must have received the Cancellation of Subscription Agreement and Release executed by Johnson in the form of EXHIBIT 7.2(g).

8. COVENANTS OF BUYER FOLLOWING THE CLOSING DATE

Buyer covenants and agrees that Buyer shall take all actions necessary, including, but not limited to obtaining sufficient voting proxies, (a) to cause one (1) director designated by Sellers to be elected to or appointed to the board of directors of Buyer effective as of the Closing Date for a term of three
(3) years following the Closing Date, and (b) to cause one (1) additional director designated by Sellers to be elected to or appointed to the board of directors of Buyer effective as of the date that Buyer is accepted on the American Stock Exchange for a term ending three (3) years following the Closing Date .

9. TERMINATION

9.1 TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b) (i) by Buyer if any of the conditions in Section 7.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section
7.2 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c) by mutual consent of Buyer and Sellers; or

(d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 15, 2002, or such later date as the parties may agree upon.

9.2 EFFECT OF TERMINATION

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and
11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. INDEMNIFICATION; REMEDIES

10.1 SURVIVAL

All representations, warranties, covenants, and obligations in this Agreement and the certificates delivered pursuant to Section 2.4, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

Sellers will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with: (a) any Breach of any representation or warranty made by Sellers in this Agreement or in any certificate delivered by Sellers pursuant to this Agreement; (b) any Breach by Sellers of any covenant or obligation of Sellers in this Agreement; (c) the litigation and claims listed on SCHEDULE 10.2(c) attached hereto; and, (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or any Acquired Company (or any Person acting on their behalf) in connection herewith. Except as provided in Section 10.8 below, the remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Sellers, and its Representatives, stockholders, controlling persons, and affiliates (collectively, the "Sellers Indemnified Persons") for, and will pay to Sellers Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any liability under the Note given by Spruce MacIntyre Holding Corp., a Nevada corporation, dated September 29, 2000, in the original principal amount of $1,550,000.00 payable to U.S. Industrial Services, Inc., a Delaware corporation, predecessor to Buyer (the "SMHC Note") and any guarantee, security or other obligation given in connection with the SMHC Note, (d) any liability under the Commercial Promissory Notes given by the Company dated January 31, 2002 in the original principal amounts of One Million One Hundred Thousand Dollars ($1,100,000.00), Five Hundred Thousand Dollars ($500,000.00) and Two Hundred Thousand Dollars ($200,000.00), respectively, payable to Union Bank of California and any guarantee, security or other obligation given in connection therewith, including but not limited to the guaranty described under Section 6.3 hereof, or (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on their behalf) in connection herewith. The remedies provided in this Section 10.3 will not be exclusive of or limit any other remedies that may be available to Sellers or the other Sellers Indemnified Persons.

10.4 TIME LIMITATIONS

If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before two (2) years following the Closing Date, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before two (2) years following the Closing Date, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers; provided, a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time..

10.5 LIMITATIONS ON AMOUNT--SELLERS

Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or clause (b) of Section 10.2 until the total of all Damages with respect to such matters exceeds Fifty Thousand Dollars ($50,000.00) (the "Threshold

Amount"), and then only for the amount by which such Damages exceed the Threshold Amount. All Damages shall be reduced by the amount of (i) any tax savings resulting from the indemnified matter to which such costs relate which are actually realized by the Indemnified Person and (ii) any insurance proceeds actually received by the Indemnified Person in respect of the indemnified matter to which such costs relate. In no event shall the liability of Sellers hereunder exceed the Consideration. However, Section 10.5 will not apply to any Breach of any of Sellers' representations and warranties of which Sellers had Knowledge at any time prior to the Closing Date. In the event that Sellers have an indemnification obligation hereunder due to the non-collection of accounts receivable in Breach of the provisions of Section 3.6 above, Buyer shall transfer and assign such accounts receivable to Sellers for the amount of One Dollar ($1.00).

10.6 LIMITATIONS ON AMOUNT--BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or clause (b) of Section 10.3 until the total of all Damages with respect to such matters exceeds the Threshold Amount and then only for the amount by which such Damages exceed the Threshold Amount. All Damages shall be reduced by the amount of (i) any tax savings resulting from the indemnified matter to which such costs relate which are actually realized by the Sellers Indemnified Person and (ii) any insurance proceeds actually received by the Sellers Indemnified Person in respect of the indemnified matter to which such costs relate. In no event shall the liability of Buyer hereunder exceed the Consideration. However, Section 10.6 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the Closing Date.

10.7 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any Proceeding referred to in Section 10.7 (a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Sellers and Buyer hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person or Sellers Indemnified Person for purposes of any claim that an Indemnified Person or Sellers Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on it with respect to such a claim anywhere in the world.

10.8 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11. GENERAL PROVISIONS

11.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay any HSR Act filing fee. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

11.2 PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as Sellers and Buyer mutually determine. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the transactions, and Buyer will have the right to be present for any such communication.

11.3 CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement, unless
(a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.4 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                 Sellers:       Jane C. Barber
                                315 Shadow Oaks
                                Irvine, CA 92618
                                Facsimile No.: 714/891-9807

              With a copy to:   Michael J. Genovese, Esq.
                                Grant, Genovese & Baratta, LLP
                                2030 Main Street, #1600
                                Irvine, CA 92614
                                Facsimile No.: 949/660-6051

                  Buyer:        Nextgen Communications Corporation
                                11850 Jones Road
                                Houston, TX 77070
                                Attn: Frank Fradella, President
                                Facsimile No.: 713/465-9943



11.5 JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Orange and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number, as the circumstances


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


require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.13 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14 GOVERNING LAW

This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

11.15 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.16 ATTORNEY'S FEES

Should any litigation be commenced between the parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such litigation shall be entitled to, in addition to such other relief that may be granted, a reasonable sum as and for their or his or its attorney's fees in such litigation.

11.17 DISPUTE RESOLUTION

Any and all disputes arising under or in connection with this Agreement shall be resolved by submission to final and binding arbitration in accordance with the then prevailing commercial Arbitration Rules ("Rules") of the American Arbitration Association. A single arbitrator shall be chosen in accordance with the Rules and the proceedings shall be conducted in Orange County, California. In addition, the arbitrator shall base his award upon substantial evidence and in accordance with California law, and shall award to the prevailing party all of its reasonable costs and attorney's fees, expert witness fees, arbitration fees (including any fees paid by the prevailing party to the arbitrator), but shall have no power or jurisdiction to award any punitive or exemplary damages. Judgment upon an arbitration award may be confirmed in the Orange County Superior Court and may be corrected or vacated only in accordance with California Code of Civil Procedure Section 1285, et seq.


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


IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                      SELLERS:

NEXTGEN COMMUNICATIONS CORPORATION,
A DELAWARE CORPORATION




By: /s/ Frank Fradella                       /s/ Jane C. Barber
   ----------------------------------       ------------------------------------
      Frank Fradella, President             Jane C. Barber
      Date: November 15, 2002               Date: November 15, 2002


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


LIST OF EXHIBITS AND SCHEDULES:

EXHIBIT 2.2(b)-1     First Note

EXHIBIT 2.2(c)-1     Second Note

EXHIBIT 2.2(c)-2     Secured Receivables

EXHIBIT 2.2(d)       Third Note

EXHIBIT 2.2(e)-1     Secured Note

EXHIBIT 2.2(e)-2     Security Agreement [Pledge & Escrow Agreement]

EXHIBIT 2.2(f)-1     Nextgen Promissory Notes

EXHIBIT 2.2(f)-2     Nextgen Assignment

EXHIBIT 2.2(g)       Warrant Agreement

EXHIBIT 2.4(a)(II)   Consultant Contact

EXHIBIT 2.4 (a)(III) Johnson Employment Agreement

EXHIBIT 2.4(a)(IV)   Sellers Release

EXHIBIT 2.4(b)(IV)   Buyer Release

EXHIBIT 2.4(b)(v)    Opinion of counsel

EXHIBIT 3.1          Certificate of Good Standing of the Company

SCHEDULE 3.4 Audited Balance Sheets of the Company as of December 31, 2000 and December 31, 2001; related statements of income and retained earnings and cash flow for the fiscal year then ended; and report thereon of Corbin & Wertz

SCHEDULE 3.5-1       List of assets held under leases of the Company

SCHEDULE 3.5-2       List of mortgages or security interests of the Company


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


[LIST OF EXHIBITS AND SCHEDULES - CONTINUED]

SCHEDULE 3.5-3 List of all equipment, vehicles and furniture owned by the Company

SCHEDULE 3.7      List of undisclosed liabilities of the Acquired Companies

SCHEDULE 3.10     List of pending Proceedings regarding the Acquired Company

SCHEDULE 3.12     List of certain Applicable Contracts

SCHEDULE 4.4(a)   List of Buyer's equity security Contracts

SCHEDULE 4.6      List of pending Proceedings regarding Buyer

SCHEDULE 4.10     Brokers Fees

SCHEDULE 7.2(g)   Cancellation of Subscription Agreement and Release

SCHEDULE 10.2(c)  Litigation and claims of Seller


                                       31